Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

May 17, 2024

Board of Directors

Labcorp Holdings Inc.

358 South Main Street

Burlington, North Carolina 27215

Board of Directors

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

To the addressees referred to above:

We are acting as counsel to Labcorp Holdings Inc., a Delaware corporation (“LHI”), and Laboratory Corporation of America Holdings, a Delaware corporation (“LCAH”), in connection with their registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the proposed public offering of one or more series of the following securities of (A) LHI: (i) shares of common stock, par value $0.10 per share (the “Common Shares”), (ii) shares of preferred stock, par value $0.10 per share (the “Preferred Shares”), (iii) warrants to purchase Preferred Shares or Common Shares (the “Warrants”), (iv) units comprising one or more of the Preferred Shares, the Common Shares, the Warrants or any combination of each of those (the “Units”) and (v) guarantees of the LCAH Debt Securities (as defined below) issued by LCAH (the “Debt Guarantees,” and together with the Common Shares, the Preferred Shares, the Warrants and the Units, the “LHI Securities”) and (B) LCAH: senior or subordinated debt securities (the “LCAH Debt Securities,” and together with the LHI Securities, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs and conformed copies provided through the EDGAR System of the Commission). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

Labcorp Holdings Inc. Laboratory Corporation of America Holdings	- 2 -	May 17, 2024

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of LHI or LCAH, as applicable, to be offered from time to time will have been duly authorized and established by proper action of the board of directors of LHI or LCAH, as applicable, or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the charters and bylaws of LHI and LCAH and applicable Delaware corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on LHI or LCAH or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement shall have become effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any LCAH Debt Securities will be issued pursuant to a senior indenture, substantially in the form of such indenture filed as Exhibit 4.03 to the Registration Statement (the “Senior Indenture”), and any subordinated LCAH Debt Securities will be issued pursuant to a subordinated indenture, substantially in the form of such indenture filed as Exhibit 4.05 to the Registration Statement (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures” and, each, individually, an “Indenture”), each with items shown in such exhibits as subject to completion completed in a satisfactory manner; (iv) the Indentures under which any LCAH Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Warrants will be issued under one or more warrant agreements, each to be between LHI and a financial institution identified therein as a warrant agent; (vi) prior to any issuance of Preferred Shares, appropriate certificates of designation will be accepted for record by the Secretary of State of the State of Delaware; (vii) any Units will be issued under one or more unit agreements, to be between LHI and the financial institution identified therein as unit agent; (viii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (ix) issuance of the Debt Guarantees by LHI is necessary or convenient to the conduct, promotion or attainment of its business purposes or activities; and (x) LHI and LCAH will remain Delaware corporations.

To the extent that the obligations of LHI and LCAH with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the Indenture for any LCAH Debt Securities or Debt Guarantees, under the warrant agreement for any Warrants, and under the unit agreement for any Units, namely, the trustee, the warrant agent, or the unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such Indenture, warrant agreement, or unit agreement, as applicable; that such Indenture, warrant agreement, or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such Indenture, warrant agreement, or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such Indenture, warrant agreement, or unit agreement, as applicable.

Labcorp Holdings Inc. Laboratory Corporation of America Holdings	- 3 -	May 17, 2024

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (c), (d), and (e), the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (a), (b), (e), and (f), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein). As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The LCAH Debt Securities, upon due execution and delivery of an Indenture relating thereto on behalf of LCAH and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of LCAH in accordance with the Indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of LCAH.

(b) Assuming due execution, authentication, issuance and delivery of the LCAH Debt Securities pursuant to the terms of the Indenture and any supplemental indenture relating thereto, the Debt Guarantees relating thereto, upon due execution and delivery of such supplemental indenture to the Indenture on behalf of LHI, LCAH and the trustee named therein, will constitute valid and binding obligations of LHI.

(c) The Preferred Shares (including any Preferred Shares duly issued as a part of any Units or upon the exercise of Warrants and receipt by LHI of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of LHI of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of LHI, as the case may be, will be validly issued, fully paid and nonassessable.

(d) The Common Shares (including any Common Shares duly issued as part of any Units or upon the exchange or conversion of LCAH Debt Securities or Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Warrants and receipt by LHI of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of LHI of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of LHI, as the case may be, will be validly issued, fully paid and nonassessable.

Labcorp Holdings Inc. Laboratory Corporation of America Holdings	- 4 -	May 17, 2024

(e) The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of LHI and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of LHI, will constitute valid and binding obligations of LHI.

(f) The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of LHI and the unit agent named therein upon due authentication of the Units by such unit agent, and upon due execution and delivery of the underlying LHI Securities that are components of the Units in accordance with the applicable unit agreement, certificates of designation (in the case of underlying Preferred Shares), or warrant agreement (in the case of underlying Warrants), will constitute valid and binding obligations of LHI.

The opinions expressed in Paragraphs (a), (b), (e) and (f) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP